Exhibit 99.1

NEWS RELEASE

Kimbell Royalty Partners Announces Record Second Quarter 2018 Results

FORT WORTH, Texas, August 9, 2018 — Kimbell Royalty Partners, LP (NYSE: KRP) (“Kimbell Royalty Partners” or “Kimbell”), a leading owner of oil and natural gas mineral and royalty interests across 28 states, today announced financial and operating results for the second quarter ended June 30, 2018.

Second Quarter Highlights

•                  Q2 distribution of $0.43 per common unit, up $0.01 or 2% per unit from Q1 and up 43% compared with Q2 last year

•                  Average daily production approximately flat from Q1 and up 18% from Q2 last year, with total Q2 2018 production of 330,621 Boe consisting of 108,201 Bbls of oil, 999,019 Mcf of natural gas and 55,917 Bbls of natural gas liquids

•                  Oil, natural gas and NGL revenues of $11.2 million, flat from Q1 and up 45% from Q2 last year

•                  Net income of $1.4 million, a $1.1 million increase from Q2 last year

•                  Adjusted EBITDA of $7.7 million, up 1% from Q1 and up 63% from Q2 last year

Recent Developments

•                  Closed acquisition of certain entities owned by Haymaker Minerals & Royalties, LLC and Haymaker Resources, LP for approximately $445 million on July 12, 2018 (the “Haymaker Acquisition”)

•                  Upsized revolving credit facility to $200 million, with approximately $52 million of availability following the closing of the Haymaker Acquisition

•                  Filed preliminary information statement on Schedule 14C with the Securities and Exchange Commission relating to a proposed election to change Kimbell’s status from a pass-through partnership to a taxable entity, with an expected effective date of the tax status change during third quarter 2018

“This was a very exciting and transformative quarter for our company,” said Robert Ravnaas, Chairman and Chief Executive Officer of Kimbell Royalty Partners’ general partner.

“In mid-July, we closed the Haymaker Acquisition.  This was a transformational acquisition for our company, and we are already pleased with the recent performance of the related acreage.  Following the Haymaker Acquisition, we expect our distributable cash flow per unit will continue to increase, and as of August 1, 2018, we had 72 rigs actively working on our combined properties.

“Our unitholders benefitted from our continued strong financial performance through an increase in our second quarter distribution, which is our fifth consecutive increase since our initial public offering in February 2017. During the second quarter, crude oil pricing increased, although a decline in pricing for NGLs and natural gas resulted in flat overall pricing for the quarter.  Average daily production was also essentially flat versus the first quarter but increased 18% compared to the second quarter a year ago.  We expect to begin benefitting from production related to the assets acquired in the Haymaker Acquisition in the third quarter,” Mr. Ravnaas said.

Second Quarter 2018 Distribution

On July 27, 2018, the board of directors of Kimbell Royalty GP, LLC, the general partner of Kimbell Royalty Partners, declared a cash distribution of $0.43 per common unit for the second quarter of 2018.  The distribution will be paid on August 13, 2018 to common unitholders of record at the close of business on August 6, 2018. This represented a 2% increase from the prior quarter’s distribution and a 43% increase from the second quarter last year.

The number of common units outstanding as of the record date for the second quarter distribution included 10 million common units issued as partial consideration in the Haymaker Acquisition.  Under the terms of the definitive agreements for the Haymaker Acquisition, Kimbell is entitled to net revenues for production from the acquired properties on and after the effective date of April 1, 2018.  Kimbell paid a portion of these net revenues (approximately $4.3 million) in the second quarter 2018 distribution.  Net revenues for production from the acquired properties will be recorded on Kimbell’s consolidated statement of operations for periods on or after July 12, 2018, the closing date of the transaction.

Financial Highlights

Total revenue including the impact of a $0.5 million loss on our commodity derivative instruments was roughly flat from the prior quarter, at $10.7 million, and up from $7.8 million from the second quarter last year.  Second quarter net income was $1.4 million, or $0.08 per common unit, compared to a net loss of $52.8 million in the prior quarter and net income of $252,000 in the second quarter last year.

Adjusted EBITDA for the quarter totaled $7.7 million, versus $7.6 million in the prior quarter and $4.7 million in the second quarter last year.  (Adjusted EBITDA is a non-GAAP measure.  Please see a reconciliation to the nearest GAAP measures at the end of this news release).  Average realized price per barrel (Bbl) for oil was $63.45, natural gas per thousand cubic feet (Mcf) was $2.59, and natural gas liquids (NGLs) per Bbl was $25.03.

Production

Second quarter average daily production was essentially flat versus the prior quarter, with 3,633 barrels of oil equivalent (Boe) per day, for total production of 330,621 Boe.  Revenues were derived 73% from liquids (61% from oil and 12% from NGLs), 23% from natural gas and 4% from lease bonuses.  Production was composed of approximately 50% liquids (33% oil and 17% NGLs) and 50% natural gas on a 6:1 basis.

Acquisitions

On July 12, 2018, Kimbell closed the Haymaker Acquisition for $210 million in cash and 10 million common units, resulting in a total valuation of approximately $445 million based on a closing price of $23.54 per unit for Kimbell’s common units as of July 12, 2018.  Kimbell funded the cash portion of the purchase price with net proceeds from a private placement of 7.0% Series A Cumulative Convertible Preferred Units to certain affiliates of Apollo Capital Management, L.P. and with borrowings under its upsized $200 million revolving credit facility, each of which closed simultaneously with the Haymaker Acquisition.

Liquidity

At June 30, 2018, Kimbell had $43 million outstanding under its prior $50 million revolving credit facility (with an accordion feature permitting aggregate commitments to be increased up to $100 million).  As of June 30, 2018, Kimbell was in compliance with all related financial covenants, and its total debt to Adjusted EBITDA ratio was 1.4x.

As of August 1, 2018 and following the closing of the Haymaker Acquisition, Kimbell had $148 million outstanding under its upsized $200 million revolving credit facility.

Hedging

Kimbell hedges its daily production based on the amount of debt and/or preferred equity as a percent of its enterprise value. Prior to the Haymaker Acquisition, this amount constituted approximately 10% of daily oil and natural gas production.  Following the closing of the Haymaker Acquisition, Kimbell hedged daily oil and natural gas production of approximately 30% of its post-acquisition production.  Please see the supplemental schedule at the end of this news release for hedging details.

Conference Call

Kimbell Royalty Partners will host a conference call and webcast today at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) to discuss second quarter results.  To access the call live by phone, dial 201-389-0869 and ask for the Kimbell Royalty Partners call at least 10 minutes prior to the start time.  A telephonic replay will be available through August 16 by calling (201) 612-7415 and using pass code 13681020#.  A webcast of the call will also be available live and for later replay on Kimbell’s website at http://kimbellrp.investorroom.com under Events and Presentations.

About Kimbell Royalty Partners, LP

Kimbell (NYSE: KRP) is an oil and gas mineral and royalty variable rate master limited partnership based in Fort Worth, Texas, and is managed by its general partner, Kimbell Royalty GP, LLC. Kimbell owns mineral and royalty interests in approximately 11.1 million gross acres in 28 states and in nearly every major onshore basin in the continental United States, including ownership in more than 84,000 gross producing wells, with over 38,000 wells in the Permian Basin. To learn more, visit www.kimbellrp.com.

Forward-Looking Statements

This news release includes forward-looking statements. These forward-looking statements involve risks and uncertainties, including risks relating Kimbell Royalty Partners’ plans to change to a taxable entity, business, prospects for growth and acquisitions and the securities markets generally.  Except as required by law, Kimbell Royalty Partners undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this news release. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Kimbell’s filings with the SEC.  These include risks that the anticipated benefits of the election to change to a taxable entity are not realized and that the election to change to a taxable entity does not occur when expected or at all, as well as risks inherent in oil and natural gas drilling and production activities, including risks with respect to low or declining prices for oil and natural gas that could result in downward revisions to the value of proved reserves or otherwise cause operators to delay or suspend planned drilling and completion operations or reduce production levels, which would adversely impact cash flow; risks related to the impairment of oil and natural gas properties; risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in oil and natural gas prices; risks regarding Kimbell’s ability to meet financial covenants under its credit agreement or its ability to obtain amendments or waivers to effect such compliance; risks relating to Kimbell’s hedging activities; risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks relating to delays in receipt of drilling permits; risks relating to unexpected adverse developments in the status of properties; risks relating to borrowing base redeterminations by Kimbell’s lenders; risks relating to the absence or delay in receipt of government approvals or third-party consents; risks relating to acquisitions, dispositions and drop downs of assets; risks relating to Kimbell’s ability to realize the anticipated benefits from and to integrate acquired assets, including the assets acquired in the Haymaker Acquisition; and other risks described in Kimbell’s Annual Report on Form 10-K and other filings with the SEC, available at the SEC’s website at www.sec.gov.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release.

Contact:

Rick Black

Dennard Lascar Investor Relations

krp@dennardlascar.com

(713) 529-6600

— Financial statements follow —

Kimbell Royalty Partners, LP

Consolidated Balance Sheet

(Unaudited, in thousands)

June 30,
2018
Assets:
Current assets
Cash and cash equivalents	$8,335
Oil, natural gas and NGL receivables	6,598
Other current assets	227
Total current assets	15,160
Property and equipment, net	108
Oil and natural gas properties
Oil and natural gas properties (full cost method)	287,050
Less: accumulated depreciation, depletion and accretion	(77,946)
Total oil and natural gas properties	209,104
Deposits on oil and natural gas properties	23,533
Other assets	1,190
Loan origination costs, net	224
Total assets	$249,319
Liabilities and partners’ capital:
Current liabilities
Accounts payable	$5,239
Other current liabilities	1,227
Commodity derivative liabilities	401
Total current liabilities	6,867
Long-term debt	42,973
Commodity derivative liabilities	600
Total liabilities	50,440
Commitments and contingencies
Partners’ capital	198,879
Total liabilities and partners’ capital	$249,319

Kimbell Royalty Partners, LP

Consolidated Statement of Operations

(Unaudited, in thousands, except per-unit data and unit count)

	Three Months Ended	Three Months Ended
	June 30, 2018	June 30, 2017
Revenue
Oil, natural gas and NGL revenues	$11,246	$7,752
Loss on commodity derivative instruments	(538)	—
Total revenues	10,708	7,752
Costs and expenses
Production and ad valorem taxes	805	618
Depreciation, depletion and accretion expenses	3,432	4,132
Marketing and other deductions	609	386
General and administrative expenses	4,000	2,181
Total costs and expenses	8,846	7,317
Operating income	1,862	435

Interest expense	484	183
Net income	$1,378	$252

Net income attributable to common units:
Basic	$0.08	$0.02
Diluted	$0.08	$0.02
Weighted average number of common units outstanding
Basic	16,377,476	16,332,708
Diluted	16,809,149	16,422,446

Kimbell Royalty Partners, LP
Supplemental Schedules

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA is used as a supplemental non-GAAP financial measure by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies.  We believe Adjusted EBITDA is useful because it allows us to more effectively evaluate our operating performance and compare the results of our operations period to period without regard to our financing methods or capital structure.  In addition, management uses Adjusted EBITDA to evaluate cash flow available to pay distributions to our unitholders.  We define Adjusted EBITDA as net income (loss) before interest expense, net of capitalized interest, non-cash unit-based compensation, transaction costs, unrealized gains and losses on commodity derivative instruments, impairment of oil and natural gas properties, income taxes and depreciation, depletion and accretion expense.  Adjusted EBITDA is not a measure of net income (loss) or net cash provided by operating activities as determined by generally accepted accounting principles in the United States (“GAAP”).  We exclude the items listed above from net income (loss) in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired.  Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as historic costs of depreciable assets, none of which are components of Adjusted EBITDA.  Adjusted EBITDA should not be considered an alternative to net income, oil, natural gas and natural gas liquids revenues, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.  Our computations of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.  We expect that cash available for distribution for each quarter will generally equal our Adjusted EBITDA for the quarter, less cash needed for debt service and other contractual obligations and fixed charges and reserves for future operating or capital needs that the board of directors may determine is appropriate.

Kimbell Royalty Partners, LP

Supplemental Schedule

(Unaudited, in thousands, except per unit data and unit count)

	Three Months Ended	Three Months Ended
	June 30, 2018	June 30, 2017
Reconciliation of net cash provided by operating activities to Adjusted EBITDA
Net cash provided by operating activities	$6,895	$5,827
Interest expense	484	183
Amortization of loan origination costs	(16)	(15)
Unit-based compensation	(723)	(136)
Unrealized loss on commodity derivative instruments	(469)	—
Changes in operating assets and liabilities:
Oil, natural gas and NGL revenues receivable	38	(1,745)
Other receivables	(145)	(82)
Accounts payable	(826)	284
Other current liabilities	56	251
EBITDA	$5,294	$4,567
Add:
Transaction costs	1,189	—
Unit-based compensation	723	136
Loss on commodity derivative instruments	469	—
Adjusted EBITDA	$7,675	$4,703

Kimbell Royalty Partners, LP

Supplemental Schedule

(Unaudited, in thousands)

Three Months Ended
June 30, 2018

Net income	$1,378
Depreciation, depletion and accretion expenses	3,432
Interest expense	484
EBITDA	$5,294
Transaction costs	1,189
Unit-based compensation	723
Unrealized loss on commodity derivative instruments	469
Adjusted EBITDA	$7,675

Adjustments to reconcile Adjusted EBITDA to cash available for distribution
Cash interest expense	(502)
Cash available for distribution	$7,173

Limited partner units outstanding on June 30, 2018	16,839,462

Cash available for distribution per common unit outstanding	$0.43

Limited partner units outstanding on August 6, 2018 Record Date (1)	26,839,462

Second Quarter 2018 Distribution Declared (2)	$0.43

(1) Includes 10 million units issued as partial consideration in the Haymaker Acquisition.

(2) Includes allocated post-April 1, 2018 effective date cash receipts from the acquired Haymaker assets.

Kimbell Royalty Partners, LP

Supplemental Schedule

(Unaudited, in thousands)

Three Months Ended
March 31, 2018

Net loss	$(52,825)
Depreciation, depletion and accretion expenses	4,456
Interest expense	350
EBITDA	$(48,019)
Impairment of oil and natural gas properties	54,753
Unit-based compensation	669
Unrealized loss on commodity derivative instruments	212
Adjusted EBITDA	$7,615

Adjustments to reconcile Adjusted EBITDA to cash available for distribution
Cash interest expense	475
Cash available for distribution	$7,140

Limited partner units outstanding(1)	16,834,984

Cash available for distribution per common unit outstanding	$0.42

First Quarter 2018 Distribution Declared	$0.42

(1) As of first quarter 2018 distribution record date of May 7, 2018.

Kimbell Royalty Partners, LP

Supplemental Schedule

(Unaudited, in thousands)

For the three months ended
June 30, 2017

Net income	$252
Depreciation, depletion and accretion expenses	4,132
Interest expense	183
Income taxes	—
EBITDA	$4,567
Impairment of oil and natural gas properties	—
Unit-based compensation	136
Adjusted EBITDA	$4,703

Adjustments to reconcile Adjusted EBITDA to cash available for distribution
Cash interest expense	106
Capital expenditures	—
Cash available for distribution	$4,597

Limited partner units outstanding(1)	16,496,032

Cash available for distribution per common unit outstanding	$0.28

Second Quarter 2017 Distribution Declared (2)	$0.30

(1)         As of the record date of August 7, 2017.

(2)         Based on Kimbell’s working capital position, a $0.30 per common unit distribution was declared, which is in excess of the cash available for distribution of $0.28 per common unit.

Kimbell Royalty Partners, LP

Supplemental Schedule

(Unaudited)

Fixed Price Swaps as of June 30, 2018

	Volumes		Average Price
	Oil	Nat Gas	Oil	Nat Gas
	BBL	MMBTU	$/BBL	$/MMBTU
3Q 2018	12,626	88,872	$56.00	$2.71
4Q 2018	12,626	88,872	$56.00	$2.71
1Q 2019	10,620	86,940	$53.07	$2.76
2Q 2019	10,738	87,906	$53.07	$2.76
3Q 2019	10,856	88,872	$53.07	$2.76
4Q 2019	10,856	88,872	$53.07	$2.76
1Q 2020	11,011	96,915	$56.03	$2.94
2Q 2020	12,194	109,473	$61.43	$2.52

Fixed Price Swaps after Haymaker Close on July 12, 2018

	Volumes		Average Price
	Oil	Nat Gas	Oil	Nat Gas
	BBL	MMBTU	$/BBL	$/MMBTU
3Q 2018	52,810	867,055	$65.59	$2.77
4Q 2018	58,258	972,716	$64.03	$2.83
1Q 2019	55,260	951,570	$61.47	$2.74
2Q 2019	55,874	962,143	$61.47	$2.74
3Q 2019	56,488	972,716	$61.47	$2.74
4Q 2019	56,488	972,716	$61.47	$2.74
1Q 2020	55,874	962,143	$60.22	$2.89
2Q 2020	55,874	962,143	$60.68	$2.51